Exhibit 5.1

[Letterhead of Shearman & Sterling LLP]

December 15, 2017

Baker Hughes, a GE company, LLC

Baker Hughes Co-Obligor, Inc.

c/o Baker Hughes, a GE company, LLC

17021 Aldine Westfield Road

Houston, Texas 77073-5101

Baker Hughes, a GE company, LLC

Baker Hughes Co-Obligor, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Baker Hughes, a GE company, LLC, a Delaware limited liability company (the “Company”), and Baker Hughes Co-Obligor, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Co-Obligor” and, together with the Company, the “Issuers”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time, pursuant to Rule 415 under the Securities Act, of the Company’s debt securities as to which Co-Obligor may be co-issuer (the “Debt Securities”). The offering of the Debt Securities will be as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each supplement, a “Prospectus Supplement”).

The Debt Securities will be issued in one or more series pursuant to the Indenture, dated as of October 28, 2008, between Baker Hughes Incorporated (as predecessor to the Company) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and filed with the Commission on October 29, 2008, as amended and supplemented by the Second Supplemental Indenture, dated as of July 3, 2017, among the Company, the Co-Obligor and the Trustee, and filed with the Commission on July 3, 2017 (such Indenture, as amended and supplemented by the Second Supplemental Indenture, and as further amended or supplemented, the “Indenture”).

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Registration Statement.

(b)	The Indenture.

We have also reviewed originals or copies of such other records of the Company and the Co-Obligor, certificates of public officials and officers of the Company and the Co-Obligor and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Indenture and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Indenture and in certificates of public officials and officers of the Company and the Co-Obligor.

(e)	That the Indenture is or will be the legal, valid and binding obligation of each party thereto, other than the Company and the Co-Obligor, enforceable against each such party in accordance with its terms.

(f)	That the execution, delivery and performance by each of the Company and the Co-Obligor of the Indenture do not and will not, except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

(g)	That the execution, delivery and performance by each of the Company and the Co-Obligor of the Indenture do not and will not result in any conflict with or breach of any agreement or document binding on it.

(h)	That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by each of the Company and the Co-Obligor of the Indenture or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

(i)	The Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Co-Obligor, the Indenture or the transactions governed by the Indenture, and, for purposes of assumption paragraphs (f) and (h) above and our opinion below, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware, as applicable. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Co-Obligor, the Indenture or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Indenture or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that, when (i) the Debt Securities have been duly authorized, (ii) the final terms thereof have been duly established and approved and (iii) the Debt Securities have been duly executed by each of the Company and the Co-Obligor and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the purchasers thereof against payment of the consideration therefor duly approved by each of the Company and the Co-Obligor, the Debt Securities will be the legal, valid and binding obligations of each of the Company and the Co-Obligor enforceable against each of the Company and the Co-Obligor in accordance with the terms thereof and will be entitled to the benefits of the Indenture.

Our opinion expressed above is subject to the following qualifications:

(a)	Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)	Our opinion is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinion is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

(d)	With respect to Debt Securities denominated in a currency other than United States dollars, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained therein under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP